Exhibit 10.1

RETIREMENT ENHANCEMENT AGREEMENT

This Retirement Enhancement Agreement is hereby made by and between Kevin P. Madden (herein called "Executive") and AGL RESOURCES INC. (which, with its affiliates, is herein called "the Company").

This Retirement Enhancement Agreement has been offered to the Executive for a period of 21 days for his consideration. The Executive has determined to retire from his employment with the Company effective, March 1, 2009, and the Company has agreed to provide him with certain payments and benefits. In consideration of the mutual benefits to each party, the parties agree as follows:

1.
RETIREMENT DATE. The Executive will cease to be an employee of the Company effective as of the end of the day on March 1, 2009. As the Executive is immediately eligible under the terms of the AGL Resources Inc Retirement Plan to commence early retirement, March 1, 2009 is referred to herein as the "Retirement Date.”

2.            PAYMENTS.

(a) Accrued Benefits. As soon as practicable following the Retirement Date, the Company shall pay to the Executive any earned but unpaid base salary, unused vacation pay, unreimbursed business expenses and all other amounts earned by (but not paid to) the Executive through and including the Retirement Date.

(b) Bonus. The Executive acknowledges that he shall not be eligible for any payments under any of the Company’s annual incentive plans or programs for the 2009 performance period.

(c) Relocation. As soon as practicable (but no later than fifteen (15) days) following the Retirement Date and the expiration of any right of revocation of the Release referenced in Paragraph 12, below, the Company shall reimburse to the Executive personal expenses he has incurred to relocate his family to the Washington D.C. area, in the amount of $20,022.

(d)  Special Payment.  As soon as practicable (but no later than fifteen (15) days) following the Retirement Date and the expiration of any right of revocation of the Release referenced in Paragraph 12, below, the Company shall pay to the Executive a one-time lump-sum payment in the amount of $208,000, in recognition of his distinguished and invaluable service to the Company.  This payment is intended to represent the additional amount the Executive would be entitled to if, as of the Retirement Date, he had attained age 60 and had accrued ten years of credited service under the Company’s defined benefit pension plans.

        (e)  Consulting Services.  For the period beginning on the Retirement Date and ending December 31, 2009 (the “Consulting Period”), the Executive will receive payments for continuing consulting services related to rate cases as well as other matters as determined by the Chairman, President and Chief Executive Officer.  Payments for the period will total $143,800 plus reimbursement for related expenses, as pre-approved by the Senior Vice President of Governmental and Regulatory Affairs. The Company and the Executive agree that during the Consulting Period, the Executive will act as an independent contractor in the performance of his duties. Accordingly, the Executive shall then be responsible for payment of all taxes including Federal, State and local taxes arising out of the consulting activities and he shall not, except as otherwise set forth herein, be eligible to participate in any of the Company’s compensation or benefit plans or arrangements during the Consulting Period.  The Parties will execute a separate agreement outlining the Parties’ respective rights and obligations regarding the Consulting Period including, without limitation, provisions addressing indemnification rights, ownership of work product, and confidentiality.

3.
WELFARE AND OTHER BENEFITS. Unless otherwise specified below, upon the Retirement Date, the Executive shall cease to participate in the Company's compensation and benefit plans, pursuant to the terms and conditions of the plan documents.

4.	LONG TERM INCENTIVES.

(a) Vested Stock Options. Any outstanding, vested employee stock options granted under the Long-Term Incentive Plan (1999) (LTIP)or Omnibus Performance Incentive Plan (2007) (OPIP), held by the Executive on his Retirement Date for which, as of such date, the exercise price exceeds the then fair market value of a share of Company common stock (as determined in accordance with the terms of the LTIP and OPIP, respectively) shall terminate and expire on the date which is thirty - six (36) months following the Retirement Date, provided such expiration date is not beyond the original expiration date of any such stock option. Any vested stock options other than those described in the previous sentence, shall expire on the first anniversary of the Retirement Date, pursuant to the terms of the subject plans.  As required by law, any outstanding incentive stock options shall convert to nonqualified stock options on the date three months following the Retirement Date.

(b) Unvested, Stock Options and Other Stock-based or Cash based Awards, Unvested stock options granted under the LTIP shall vest as of the Retirement Date.  Unvested stock options granted under the OPIP which would otherwise have vested within twelve (12) months of the retirement date shall vest.  Any other stock options and all unvested restricted stock awards, restricted stock unit awards and performance cash unit awards shall be forfeited as of the Retirement Date.

5.	RESTRICTIVE COVENANTS. For and in consideration of the payment and benefits provided to the Executive under this Retirement Enhancement Agreement, the Executive agrees to the terms of the following:

       (a) Limited Disclosure of Employment or other Business Opportunities.  Executive agrees that, during a period beginning on the Retirement Date and ending one (1) year after the conclusion of the Consulting Period, he will notify the Company’s Chief Executive Officer of any employment, independent contractor, consulting, or other similar relationship that he may accept or any business venture in which he may become involved as an owner, operator, partner, joint venturer or in which he otherwise may obtain an ownership interest.  Executive will provide this notice at least ten (10) business days prior to the time that he performs any work or other services, as described above, or obtains the ownership interest, as described above.  The Company’s Chief Executive Officer, or his designee, and Executive will discuss the steps, if any, to be taken to prevent the use or disclosure of the Company’s Confidential Information (as defined below).

      (b) Nondisclosure and Confidentiality. Executive acknowledges that, during his employment and the Consulting Period, he has learned and will learn information that is confidential or proprietary to the Company and its affiliated companies (“Confidential Information”). Confidential Information is information, without regard to form, relating to the Company and its affiliates and their employees, customers, vendors and/or suppliers that derives economic value, actual or potential, from not being known to others, including, but not limited to, business development strategies, potential projects and purchases, information technology, research and development, contracts and specific terms of contracts with and proposals to, customers, clients and other organizations with which the Company does business or seeks to do business; the type, quantity and specifications of products purchased by or from customers and/or by suppliers; lists and other information about current or prospective clients, vendors or suppliers (including compilations of such information); plans or strategies for capacity supply, regulatory filings, sales, marketing, purchases, acquisitions, ventures, or other business development; sales and account records, prices and pricing strategies/information, methods, systems, techniques, procedures, designs, formula, inventions and know-how, whether or not in writing. Confidential information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential information.  Executive agrees that, during the Consulting Period and for a period of one year after the termination of the Consulting Period, he will hold in strictest confidence and not use, for his own benefit or for the benefit of anyone else, any Confidential Information of the Company. Executive further agrees that, to the extent that any Confidential Information is also considered a Trade Secret under applicable law, Executive will hold in strictest confidence and shall not use, for his own benefit or for the benefit of anyone else, any such information as long as it remains a Trade Secret under applicable law.

              (c)  Non-solicitation. Executive covenants and agrees that, during a period beginning on the Retirement Date and ending one (1) year after the conclusion of the Consulting Period, he will not, without the express written consent of the Company’s Chief Executive Officer, directly or indirectly solicit or attempt to solicit any business in competition with the Business of Company from any of Company's customers or suppliers with whom Executive had Material Contact during the last two years of Employee's employment with Company.   For purposes of Paragraph 5, "Material Contact" means both directly by contact in person, through electronic or paper correspondence, or by telephone for a business-related purpose of Company; or indirectly through other employees supervised by Employee, directly or indirectly, who have contact in person, through electronic or paper correspondence, or by telephone for a business-related purpose of Company. For purposes of paragraph 5, the “Business of the Company” means operating a natural gas distribution system, marketing natural gas to retail customers, providing asset management and related services to wholesale natural gas customers, and the acquisition, development, marketing, operation and sale of natural gas storage facilities.

                     (d)  Non-Recruitment of Employees. Executive covenants and agrees that, during a period beginning on the Retirement Date and ending one (1) year after the conclusion of the Consulting Period, he will not directly or indirectly solicit or attempt to solicit any employee of Company with whom he had Material Contact during the last two years of his employment, to terminate or resign such employee's employment with Company.

6.
COOPERATION AFTER CONSULTING PERIOD. The Executive agrees to cooperate fully with the Company for a period of one (1) year following the conclusion of the Consulting Period and to reasonably assist the Company thereafter on all matters relating to his employment and the conduct of the Company's business, including any litigation, claim or suit involving the Company as a party or witness and as to which the Executive possesses knowledge or information which may be relevant to the litigation or in which the Company deems that the Executive's cooperation is needed. The Company agrees to reimburse the Executive for all reasonable "out-of-pocket" expenses related to provision of the services referenced in this Paragraph, provided the Executive receives advance approval of such expenses by the Company's Senior Vice President-Governmental and Regulatory Affairs and provides the Company with receipts and invoices for all such expenses in accordance with the Company's general expense reimbursement policy then in effect.

7.
CONFIDENTIALITY AGREEMENT. The Executive and the Company understand and agree that, due to the sensitive nature of this matter, the terms of this Retirement Enhancement Agreement are to be kept private and confidential and that the terms of this Retirement Enhancement Agreement shall not be disclosed, unless the party(ies) is (are) required by law to do so. While not limiting the generality of the foregoing, disclosure includes any statement, written or oral, to any person, including, but not limited to, any current or former Executives of the Company. The parties to this Retirement Enhancement Agreement acknowledge that there will be circumstances under which some or all of the terms of this Retirement Enhancement Agreement will have to be made known to some individuals in the regular course of conducting business and personal affairs. In keeping with that understanding, the Company agrees that the Executive may discuss the terms of this Retirement Enhancement Agreement with his attorneys, accountants, tax advisors and immediate family. The Executive agrees to advise such individuals of the confidentiality provisions of this Retirement Enhancement Agreement and will advise anyone so named of the requirement to keep the terms of this Retirement Enhancement Agreement confidential. Should the Executive disclose any of the terms of this Retirement Enhancement Agreement to persons (whether entities or individuals) other than those specified in this section, then such actions shall constitute a material breach of this Retirement Enhancement Agreement on the part of the Executive. The obligations under this Paragraph shall survive the termination of this Retirement Enhancement Agreement.

8.
NONDISPARAGEMENT. The Executive agrees that he shall not make any untrue statement or criticism, written or oral, nor take any action which is adverse to the interests of the Company or that would cause the Company or its current or former officers, directors, Executives, agents, or shareholders embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or by the Company's clients, customers, or Executives. From and after the Retirement Date, the Executive shall refrain from discussing the terms and conditions of the termination of the Executive's employment with any Executive, agent, client or customer of the Company. The officers and directors of the Company agree that they shall not make any untrue statement or criticism, written or oral, nor take any action which is adverse to the interests of the Executive or that would cause the Executive embarrassment or humiliation or otherwise cause or contribute to his being held in disrepute by the public or by the Company's clients, customers or Executives. The obligations under this Paragraph shall survive the termination of this Retirement Enhancement Agreement.

9.
RETURN OF COMPANY DOCUMENTS AND PROPERTY. The Executive hereby represents and warrants that, as of the conclusion of the Consulting Period, he will return to the Company all documents (including copies and computer records thereof) of any nature which relate to or contain proprietary or confidential information concerning the Company, its customers, or Executives, and any and all property of the Company which has been in his possession, including, except as hereinafter provided, any computers, computer programs or limited use software licenses in his possession. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive. Information in the public domain or information that is commonly known by or available to the public through the Company's press releases, public documents, annual reports, SEC filings or other public filings shall not be considered proprietary or confidential information.

10.
NO ADDITONAL CONSIDERATION. The Executive agrees that the foregoing payments and additional consideration will constitute the entire amount of monetary and other consideration provided to him under this Retirement Enhancement Agreement, that he is not entitled to any further consideration whatsoever from the Company, apart from any and all vested and non-forfeitable benefits, payments, or stock rights, including all rights, if any, under the Company's pension, 401(k), and nonqualified savings plans.

11.
GENERAL RELEASE. The Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, and the Company's directors, officers, Executives, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans' fiduciaries, agents and trustees (the foregoing being referred to herein as the "Released Parties"), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive has, has had, or may in the future claim to have against any of the Released Parties by reason of, arising out of, related to, or resulting from Executive's employment with the Company or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Executive Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this Paragraph does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any Executive benefit plan of the Company which have accrued as of the Retirement Date, and does not include a waiver of the right to benefits and payment of consideration to which the Executive may be entitled under this Retirement Enhancement Agreement. The Executive acknowledges that he is only entitled to the additional benefits and compensation set forth in this Retirement Enhancement Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

12.
PENALTIES.  In addition to any legal or equitable remedies available to the Company, including injunctive relief, the Executive agrees and acknowledges that if he violates any provision of this Retirement Enhancement Agreement, the Company may immediately cease any and all payments and benefits payable to the Executive hereunder. In addition, if the Company terminates the Executive for cause prior to the Retirement Date, the Company may terminate this Retirement Enhancement Agreement with no further liability for any payments and benefits payable to the Executive hereunder. For purposes of this Paragraph, "cause" shall mean (i) the Executive's willful and continued failure to perform any substantial duty of his position with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to Disability) which is not cured within thirty (30) days following written notice by the Company; (ii) the Executive's willful engagement in any illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; (iii) the Executive's engagement in any activity that is in conflict of interest or competitive with the Company or any of its Affiliates; (iv) the Executive's engaging in any act of fraud or dishonesty against the Company or any of its Affiliates or any material breach of federal or state securities or commodities laws or regulations; (v) the Executive's being intoxicated or in possession of any illegal substance in the workplace; (vi) the Executive's engaging in an act of assault or other act of violence; (vii) the Executive's harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment, but only following an investigation by an independent third party into the harassment; and (viii) the Executive's conviction for any felony or misdemeanor charge (other than charges related to routine traffic violations).

13.
REVOCATION PERIOD. For a period of seven (7) days following execution of this Retirement Enhancement Agreement, the Executive may revoke this Retirement Enhancement Agreement by sending written notice of revocation by Certified Mail (return receipt requested) within that period to:

Mr. Dave Smith
Vice President - Human Resources
AGL Resources Inc.
Ten Peachtree Place – 12th Fl
Atlanta, GA 30309

14.
GOVERNING LAW. This Retirement Enhancement Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, except to the extent that the federal laws of the United States shall otherwise apply.

15.
ENTIRE AGREEMENT. This Retirement Enhancement Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral and written agreements and discussions.

16.
SUCCESSORS. It is the Company's intent that this Retirement Enhancement Agreement is to be binding on the Company's successors, including any entity that purchases more than 50% of the Company's assets. The Company agrees to undertake negotiations with any successor to assume this Retirement Enhancement Agreement, to the extent that such assumption is not inherent in the purchase transaction.

IN WITNESS WHEREOF, the undersigned have executed this Retirement Enhancement Agreement on the day of March 4, 2009.

EXECUTIVE:

Kevin P. Madden

/s/ Kevin P. Madden

COMPANY:
AGL RESOURCES INC.

BY: John W. Somerhalder II
        John W. Somerhalder II
        Chairman, President & Chief Executive Officer

[THIS DOCUMENT HAS BEEN EXECUTED IN DUPLICATE.]